Exhibit 6.3

EXECUTION COPY

Contribution Agreement

This Contribution Agreement (“Agreement”) is entered into and effective as of June 1 2017 by and between Gravity Holdings, LLC, a Wyoming limited liability company (“Gravity Holdings”) and To The Stars Academy of Arts and Science Inc., a Delaware public benefit corporation (“TTS AAS”), each a “Party” and together the “Parties”, with regards to the contribution of shares of To The Stars, Inc., a California company (“TTS”) to TTS AAS.

RECITALS

A.	TTS was formed as a wholly-owned subsidiary of Really Likeable People, Inc., a Delaware corporation (“RLP”) on October 28, 2002, as amended for a name change on August 17, 2011.

B.	Archive West Investments, LLC (formerly Thomas M. DeLonge, LLC), a Nevada limited liability company (“AWI”) was a stockholder of RLP until December 31, 2014.

C.	On January 1, 2015, AWI and RLP entered into a Share Sale Agreement (“Sale Agreement”), whereby AWI acquired all of the shares of common stock of TTS, so that AWI became holder of record of one hundred percent (100%) of the outstanding shares of common stock, no par value per share, of TTS (the “TTS Shares”).

D.	The DeLonge Family Trust, dated September 29, 2000 (the “Trust”), is the sole member of each of AWI and Gravity Holdings.

E.	Thomas M. DeLonge, a beneficiary of the Trust, was appointed as a Director of TTS AAS on March 14, 2017.

F.	AWI contributed all of its interest in the TTS Shares to Gravity Holdings, pursuant to the Contribution Agreement dated April 27, 2017 (“GH Contribution”).

G.	On May 31, 2017 TTS AAS and Gravity Holdings entered into a Subscription Agreement whereby Gravity Holdings was issued five million (5,000,000) shares of TTS AAS Class A Common Stock and one thousand eight hundred (1,800) shares of TTS AAS Class B Common Stock.

H.	Gravity Holdings desires to contribute the TTS Shares to TTS AAS as a contribution of capital, and TTS AAS desires to accept such capital contribution from Gravity Holdings, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in accordance with the terms and conditions set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Capital Contribution. Subject to the terms and conditions of this Agreement, Gravity Holdings hereby contributes, assigns, transfers and delivers to TTS AAS all of its right, title and interest in and to the TTS Shares, free and clear of any and all liens, claims, encumbrances and/or restrictions, other than restrictions on transfer arising under applicable state and federal securities law. Such contribution, assignment and transfer shall be deemed a contribution by Gravity Holdings to the capital of TTS AAS. Gravity Holdings is contributing the TTS Shares without any representation or warranty of any kind, other than that Gravity Holdings has the right, power and authority to execute and deliver this Agreement and to contribute the TTS Shares to TTS AAS as contemplated hereby.

EXECUTION COPY

2.	Sale and Issuance of TTS AAS Class A Common Stock. Subject to the terms and conditions of this Agreement, in consideration for the contribution of the TTS Shares, TTS AAS hereby agrees to issue fifty-five million (55,000,000) shares of TTS AAS Class A Common Stock to Gravity Holdings and to deliver to Gravity Holdings confirmation that such number of shares of TTS AAS Class A Common Stock has been issued in the name of Gravity Holdings and is reflected on the stock records of TTS AAS.

3.	No Third Party Beneficiaries. The Parties hereto acknowledge and agree that this Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns, but no third party shall have any rights and remedies with respect to this Agreement or the subject matter hereof.

4.	Further Assurances. Each Party hereto agrees to execute and deliver such instruments and documents and to diligently undertake such actions as may be reasonably requested by the other Party or reasonably required in order to evidence or effect the transactions herein contemplated and shall use its respective commercially reasonable efforts to accomplish the transactions contemplated by this Agreement in accordance with the provisions hereof.

5.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6.	Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

7.	Entire Agreement. This Agreement, together with such other documents as are contemplated hereunder, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the Parties.

8.	Severability. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement.

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EXECUTION COPY

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

GRAVITY HOLDINGS, LLC,
a Wyoming limited liability company

By:
Thomas M. DeLonge, Trustee of The DeLonge Family Trust, Manager

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.,
a Delaware public benefit corporation

By:
James Semivan, Vice President

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